NEWS

RELEASE___________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris L. Nines

(512) 434-5587

TEMPLE-INLAND ANNOUNCES PLANNED RETIREMENT

OF RICHARD WARNER

AUSTIN, TEXAS, November 7, 2005 -- Temple-Inland Inc. announced today that M. Richard Warner, president, plans to retire from the Company at the end of 2006. Warner will remain as president for the balance of 2005 and will move to the role of senior advisor in 2006 working on transition issues, staff development activities, and strategic initiatives.

Warner joined Temple-Inland in 1983 and became president in 2003. Prior to being named president, he served in various capacities, including treasurer, vice chairman of Guaranty Bank, general counsel, chief administrative officer, and as a director of various Temple-Inland subsidiaries.

In making the announcement, Kenneth M. Jastrow, II, chairman and chief executive officer, stated, “Richard has been a valuable member of our Temple-Inland management team and instrumental in helping develop and execute key strategic initiatives. His service to Temple-Inland over the past 20 years has truly been outstanding. Richard will continue to assist us on key corporate initiatives until his retirement.”

Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

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